Exhibit 10.9

Purchase Contract of Smart Restaurant System Platform

Party A: MKH Concept Enterprise Limited

Address: 1/F, G07, Stanley Plaza, 23 Carmel Road, Stanley, Hong Kong, China

Party B: 3e Network Technology Company Limited

Address: Room 701, Block A, Sun Yat-sen University Science Park, No. 135, Xingang West Road, Haizhu District, Guangzhou, China

In accordance with the provisions of the Contract Law of the People’s Republic of China and other relevant laws and regulations, both Party A and Party B hereby mutually confirm that, on the basis of equality, voluntary agreement, and consensus, they have fully acknowledged and comprehended the substantive meaning of all the terms within this contract and the corresponding legal consequences. Based on this understanding, they have entered into this contract concerning the Smart Restaurant System Platform project with the intent of jointly adhering to its terms.

Article 1: Scope of Software Development

The scope of software development, constituent modules, functions of each module, specifications, versions, pricing, testing standards, and other pertinent details outlined in this contract shall be governed by the subsequent “User Requirements Specification Product Prototype.” The platform development activities encompass requirements research, requirements analysis, platform system architecture design, software development (comprising UI design, coding, data migration, etc.), testing, implementation and deployment, software acceptance, training (including, but not limited to, training for all business participants and system administrators), and ongoing system maintenance. Please refer to Annex I for a comprehensive list of detailed development functionalities.

Article 2: Software Development Timeline

(a) The software development period is estimated to be approximately 4 months, commencing from the date of signing this contract. This timeframe encompasses activities such as requirements research, requirements analysis, architecture design, software development, testing, implementation and deployment, as well as training.

(b) Party B shall proactively submit initial drafts of documents and materials requiring Party A’s review and confirmation during the development process. Upon receiving these initial drafts, Party A shall promptly provide written feedback on the review. If Party A suggests modifications, Party B should promptly make the necessary revisions based on Party A’s feedback and resubmit them for review. If Party A does not respond within five working days of receiving the initial draft, it will be considered as Party A’s confirmation. Party A’s signature on various process documents and materials signifies its approval regarding the applicability, requirements, usability, and feasibility of the software development. Party A does not review technical issues. In the event of any technical issues or adjustments related to Party B’s design that arise after Party A’s confirmation, Party B should actively cooperate in making the necessary adjustments.

Article 3: Purchase Amount and Payment Method

(I) The total contract amount is HK$[***] ([***] Hong Kong dollars), which includes deployment implementation, testing, and training costs. This amount will not be subject to any adjustments throughout the contract’s performance period.

(II) Party B’s banking details for receiving payments are as follows:

Account Name: 3e Network Technology Company Limited

Bank: Bank of China, Guangzhou Citic Plaza Sub-branch

Account Number: [Omitted]

Contact Number: 020-38909042

Address: Room 701, Block A, Sun Yat-sen University Science Park, No. 135, Xingang West Road, Haizhu District, Guangzhou, China

In the event that Party B’s collection bank account differs from the one mentioned in the contract’s signature or other terms, the above bank account information shall take precedence. If there are any changes to the above bank account information, Party B is obligated to promptly notify Party A in writing before the payment due date, and both parties shall execute a supplementary agreement accordingly. Any request by Party B for payment to a third-party account unrelated to changes in the collection bank account information may be rejected by Party A. If Party B fails to provide written notification of its correct bank information in a timely manner, Party B shall bear all losses or consequences arising from the failure to do so.

(III) Party A will make payments according to the following schedule:

1. An initial payment of 10% of the total contract amount, i.e., HK$[***] (HKD [***]), upon the signing of this agreement.

2. The remaining 90% of the total contract amount, i.e., HK$[***] (HKD [***]), upon the completion of project acceptance.

Article 4: Rights and Obligations of Party A

(I) Party A is entitled to request Party B to complete the software development and ensure successful acceptance within the specified period outlined in this contract, in accordance with the requirements specified in the “User Requirements Specification Product Prototype.”

(II) Within the boundaries of the “System Product Prototype,” Party A reserves the right to propose modifications to software functionality to Party B. Party B is required to acknowledge and respond to Party A’s suggestions within 5 working days of receiving them. Failure by Party B to respond within this period will be considered as Party B’s confirmation and agreement to implement the suggested modifications.

(III) Party A has the authority to request Party B to transfer all paper (copies) and electronic data files associated with the process to Party A after the software has been accepted.

(IV) Party A is obligated to make full and timely payments to Party B, strictly adhering to the payment terms as stipulated in Article 4(3) of this contract.

(V) Party A is responsible for promptly providing Party B with any relevant information related to the software products and extending reasonable assistance within its capabilities.

Article 5: Rights and Obligations of Party B

(I) Party B has the right to demand that Party A makes prompt and full payment of the contract sum as stipulated in this contract.

(II) The information provided by Party A to assist Party B in fulfilling this contract is strictly for Party B’s use solely within the scope of this contract’s objectives. Without prior written consent from Party A, Party B is prohibited from using this information for any other purpose or in any other context beyond the scope of this contract. Party B’s obligation to maintain the confidentiality of the aforementioned data or information shall remain in force even after the termination or conclusion of this contract, until such data or information becomes publicly disclosed by Party A. In the event that Party B breaches its confidentiality obligation, resulting in premature disclosure of the relevant data or information by Party A, Party B shall be liable to compensate Party A for any actual losses incurred.

(III) Party B appoints Deng Zhaolai as its authorized representative (contact phone: 1376088****, email: adams@3ekeji.cn, position at Party B: Product Director). Deng Zhaolai is responsible for communicating with Party A, coordinating Party B’s internal activities, and has the authority to sign any written documents related to the execution of this contract (excluding the main contract and any supplementary agreements) without Party A’s written consent. Without Party A’s written approval, Party B may not unilaterally change the software development representative. Failure to comply may lead to Party A’s right to terminate or dissolve this contract and pursue Party B for breach of contract.

(IV) Throughout the contract’s duration, Party B may access Party A’s trade secrets related to this project as necessary for contract performance. These trade secrets are solely applicable for fulfilling Party B’s obligations under this contract. Party B is strictly prohibited from using, disseminating, or disclosing these trade secrets without proper authorization. Any breach of this clause may result in Party A pursuing Party B for breach of contract and seeking compensation for actual losses incurred.

Article 6:Intellectual Property Rights and Right of Use

(I) Under this contract, the term “basic software” refers to the software products provided by Party B, which already hold intellectual property rights (including, but not limited to, copyrights, trademarks, patents, and any other intellectual property rights recognized by applicable laws in this contract, whether registered or not). This definition also includes the right to use such software, encompassing development tools and application products. The term “secondary development system” refers to a system developed by Party B on the foundation of existing software products to align with Party A’s objectives.

(II) Party B guarantees that the software (comprising basic software and software developed through secondary development) used to deliver the software products specified in this contract will not infringe upon the intellectual property rights of Party A or any third party. In the event that Party A faces accusations of infringement or compensation claims from third parties during use, Party B is responsible for engaging in negotiations with the third party to ensure that the fulfillment of this contract’s purpose remains unimpeded.

(III) In the event that the Software Product or any portion thereof is claimed by a third party to infringe upon its intellectual property rights or other lawful interests under this Contract, Party B commits to defending any lawsuits or legal claims that may arise. Party B further agrees to bear the full amount of damages as determined by any relevant judgments or settlements. Party A, upon facing such legal actions or claims, shall promptly notify Party B and provide reasonable assistance to facilitate Party B’s handling of these matters, ensuring Party B’s acquisition of its rightful entitlements. Party A retains the right to participate in the defense or settlement of any such legal actions or claims, with Party B covering the associated expenses.

If, as a result of this Contract, the Software Product or any part thereof is adjudged to infringe upon the legitimate rights of a third party under the law, or if any usage, distribution, or exercise of rights granted by Party B under the Agreement is deemed to be infringing, Party B shall, with the prior written consent of Party A, make every effort to substitute the Software with non-infringing software of equal or superior functionality, or to obtain the requisite authorizations, thereby allowing Party A to continue enjoying the rights defined in this Contract and achieving its objectives without being impeded by related disputes.

Should any dispute concerning infringement persist for a period of 30 days, causing Party A to be unable to use the Software normally, Party B shall refund all payments received from Party A under this contract.

(IV) The ownership of intellectual property rights for the basic software used in the Project remains with Party B and remains unaltered. Party A is prohibited from using the aforementioned information for purposes other than those outlined in this contract or for any other purpose without written consent from Party B. Party A’s confidentiality obligations regarding this data or information persist even upon the termination of this contract, until such data or information becomes publicly disclosed by Party B. In the event that Party A’s failure to maintain confidentiality leads to the premature disclosure of relevant data or information by Party B, Party A shall compensate Party B for any actual losses incurred.

(V) The intellectual property rights pertaining to the software development outcomes under this contract (including software products, documents, source code data, and other materials) are jointly owned by both Party A and Party B. Party A has unrestricted rights to use these software development outcomes. Any limitations or hindrances imposed by Party B on Party A’s use of these development outcomes shall make Party B liable to compensate Party A for any resulting losses.

Article 7: Acceptance and Delivery of Software Results and Maintenance

(I) The software products covered by this contract will undergo separate acceptance procedures. Party B must ensure that the overall business functions of the project are complete and operational.

(II) Upon the completion of the project development, following successful testing and acceptance conducted by a testing and acceptance team composed of Party A’s user department, Party A’s technical department, or a third-party testing organization commissioned by both Party A and Party B, Party B shall submit a written acceptance application to Party A.

(III) Upon receiving the acceptance application, Party A will organize the acceptance process within 15 working days in accordance with the acceptance criteria specified in the “Software Coding Design Specification,” “Database Dictionary,” “System Architecture Design,” “System Product Prototype,” “Product Requirements Document,” “Technical Development Guidelines,” and “Product Operation Manual.” The determination of acceptance qualification will be based on Party A’s written notification. In case of non-compliance with acceptance criteria, Party A shall provide a comprehensive explanation of the reasons and grant Party B a reasonable period for rectification until the acceptance criteria are met. If Party A is unable to complete the acceptance organization within 15 working days due to reasons attributable to Party A, it shall be deemed that the acceptance has passed in accordance with the contractual standards.

(IV) Party B shall submit a written acceptance application to Party A at least 20 working days in advance, in line with the requirements outlined in the “User Requirements Specification Product Prototype.” This submission should include, but is not limited to, electronic and hard copies of various technical documents, such as the “System Interface Description,” “Data Structure Description,” “Test Report,” “Installation and Deployment Instruction Manual,” “Product Operation Manual,” and the project’s source code.

(V) Starting from the date of system acceptance completion (with reference to the date of Party A’s signing of the product acceptance confirmation letter), Party B is obligated to provide a one-year period of free service and technical support (warranty period). During the software maintenance warranty period, Party B will offer Party A 7*12 hours of maintenance services (from 08:00 to 20:00). Party A may contact Party B for prompt solutions to simple problems related to usage, operation, or any other non-fault issues. If there is a general fault that does not impede on-site business operations or can be addressed through alternative solutions, Party B shall resolve it within 24 hours. In cases of urgent faults that affect regular business operations and cannot be resolved through alternatives, Party B shall provide a resolution within 3 hours, with the precondition that other relevant system components continue to function normally. If the issue requires Party B’s on-site presence for maintenance, Party B shall promptly arrive at the location upon receiving notification from Party A. Should there be any unforeseen delays in resolving issues, Party B must provide a clear explanation of the reasons and proposed solutions, with the extension of the resolution time subject to Party A’s approval.

If Party B lacks the capability to address a problem within the stipulated timeframe or if Party A does not accept Party B’s proposed extension for resolution, Party A may engage a third-party service provider to resolve the issue, and the associated implementation costs will be deducted from the payments due to Party B after notifying Party B. Any shortfall in funds must be remitted by Party B within the stipulated timeframe.

(VI) Beyond the warranty period, both Party A and Party B may enter into a separate maintenance contract as needed. Party B commits to an annual maintenance fee of 10% of the total contract amount, which equals ¥[***] ([***]). The specific terms will be negotiated separately.

Article 8: Training

(I) Party B is obligated to offer a necessary training program free of charge, tailored to the actual personnel employed by Party A for the project’s live deployment. This training program will be executed prior to the system’s official deployment, subject to Party A’s approval.

(II) Party B is required to deploy experienced training instructors and facilitators for the training sessions. Additionally, Party B will provide relevant teaching materials or training videos to facilitate online learning for the trainees.

Article 9: Breach of Contract Liability

(I) In the event that Party A fails to make the contractually agreed payment to Party B, for each day of delay, Party A shall be liable to pay Party B liquidated damages amounting to 2‰ of the total contract price. Should the delay extend beyond 10 days, Party B reserves the right to unilaterally terminate or dissolve the contract without incurring any liability for breach. Party A shall remain obligated to compensate Party B for the delivered work results. If Party B requests to continue fulfilling this contract, Party A must first pay the specified liquidated damages as per the aforementioned standards, and then make the contractually stipulated payments. The timeline for Party B’s performance of this contract will be adjusted accordingly, starting from the day Party B receives the liquidated damages. However, the cumulative total of liquidated damages for late payments shall not exceed 30% of the total contract amount.

(II) In the event of Party A’s wrongdoing leading to the termination of the contract by Party B, Party A shall compensate Party B based on the price of the software already delivered and completed. Following Party A’s payment, Party B shall deliver the paid-for software to Party A. If Party A intends to use the accepted software in the future, it must still adhere to the terms of this contract. Additionally, Party A shall be liable to pay Party B liquidated damages equivalent to 20% of the total contract amount.

(III) If Party B, not due to Party A’s fault, fails to complete the project acceptance and delivery on time, it shall incur liquidated damages equivalent to 2‰ of the total contract price for each day of delay. However, the cumulative total of liquidated damages for late acceptance and delivery shall not exceed 30% of the total contract amount.

If Party A provides written consent, Party B may be granted a grace period of 30 natural days during which the calculation of liquidated damages payable by Party B shall be suspended. Upon the expiration of the grace period or the contractually specified timeframe, Party B fails to complete the project acceptance, and Party B shall be liable to pay Party A liquidated damages of 2‰ of the total contract amount per day.

In the event that the delay exceeds 50 days (excluding the grace period), Party A has the unilateral right to terminate or dissolve the contract. Party A shall not refund any liquidated damages already paid by Party B, and Party B shall return all payments made under the contract.

(IV) If the software delivered by Party B or its operational results fail to meet the contract specifications during the testing period and cannot be rectified through modifications, Party A reserves the right to terminate or rescind the contract, with Party B being obligated to refund all payments received.

(V) The software system provided by Party B must not contain any software that can automatically terminate or obstruct the system’s operation. In the event of such an issue, Party B is required to rectify it within 10 working days. Should Party A incur any losses due to this issue, Party B shall compensate Party A for the actual damages suffered. If Party B is unable to effect the repair within the stipulated 10-day period, Party A retains the right to terminate or rescind the contract, and Party B must refund all contract payments received.

(VI) Party B is prohibited from subcontracting the project to a third party without prior authorization. Failure to comply will result in Party B being liable to pay liquidated damages to Party A, equivalent to 20% of the total contract amount. Party B must still fulfill all obligations as outlined in the contract. Alternatively, Party A may opt to terminate or rescind the contract and request Party B to refund all payments received.

(VII) Without the written consent of either party, if one party discloses the other party’s commercial information or data, which becomes known during the contract’s execution, to a third party or uses it for other projects, the offending party is obliged to compensate the other party for all losses incurred as a result. Additionally, the offending party shall pay liquidated damages to the other party equal to 20% of the total contract amount.

(VIII) Unless otherwise specified in this contract, if either party violates any provision in the Article 11 guarantee, the aggrieved party has the unilateral right to terminate or rescind the contract. The defaulting party must pay the contract amount owed to the aggrieved party as it stands, in addition to paying liquidated damages equal to 20% of the total contract amount.

(IX) During the maintenance period, if Party B is unable to resolve faults within the stipulated time frame on three occasions within six months, without Party A’s consent, Party B must pay liquidated damages of ¥10,000 to Party A and continue providing maintenance services.

(X) The liquidated damages stipulated for payment by Party B in this contract can be offset against any outstanding payments owed by Party A. If Party B is liable for liquidated damages and pays said damages to Party A as per this contract, and these damages are insufficient to compensate for Party A’s actual losses, Party B shall also bear the responsibility for making up the shortfall.

(XI) Neither Party A nor Party B shall unilaterally terminate the contract without justifiable reasons. Otherwise, the defaulting party shall compensate the non-defaulting party for all losses incurred and pay liquidated damages to the non-defaulting party in the amount of 20% of the total contract amount.

Article 10: Warranty and Disclaimer

(a) Party A’s assurances:

1. Party A possesses full legal capacity to execute this Contract. Party A is a legally established and reputable enterprise operating in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (PRC) and holds the legal capacity to sign and fulfill the obligations stipulated under this Contract.

2. Conflict of interest: Party A affirms that the signing and execution of this Contract or any documents related to this Contract will not:

(1) Conflict with Party A’s Articles of Association or any other applicable laws, regulations, or judgments applicable to Party A.

(2) Conflict with or result in any breach of obligations contained in any legal documents signed by Party A with third parties, such as guarantee agreements, commitments, contracts, etc., or restrict Party A’s rights in any way.

(II) Party B’s assurances:

1. Legal status: Party B is a legally established company operating in accordance with Chinese law and enjoying a good reputation. Party B possesses full capacity for civil actions and has the ability to sign and fulfill the obligations outlined in this Contract.

2. Conflict of interest: Party B assures that the execution and performance of this contract or any documents related to this contract will not:

(1) Conflict with Party B’s corporate articles or any other applicable laws, regulations, or judgments applicable to Party B.

(2) Conflict with or result in any breach of obligations or constrain Party B’s rights under any legal documents, such as warranty agreements, commitments, contracts, etc., which Party B has entered into with third parties.

3. Party B guarantees that its performance of obligations under this Contract and the rights granted to Party A are not constrained or restricted by any third party, and Party B has not assumed any binding or restrictive obligations.

4. The software developed and any other software used during the software development process comply with the intellectual property rights provisions outlined in this contract.

5. Legitimate software: The software developed by Party B complies with national regulations concerning software products and software standard specifications.

6. If the software delivered by Party B and licensed for use by Party A requires registration, filing, approval, or licensing by relevant state authorities, Party B shall ensure that the provided software has completed the necessary procedures, and Party B shall bear the associated costs.

Article 11: Force Majeure

The party affected by a force majeure event shall promptly notify the other party of the event and provide written supporting documents for verification within 14 working days from the date of the event. If the impact of the force majeure event continues for more than 30 calendar days, both parties shall, through friendly negotiations, reach a supplementary agreement within a reasonable timeframe for further performance or termination of the contract. If a force majeure event results in the inability to timely achieve the purpose of the contract or may lead to losses, either party has the right to unilaterally terminate the contract without incurring any compensation liability.

Under this contract, force majeure refers to objective circumstances that are unforeseeable, unavoidable, and insurmountable, including natural disasters, major epidemics, wars, strikes, or other events that occur during the contract’s performance. It also includes situations where the contract cannot be fulfilled due to guiding opinions, administrative orders, decisions, or other relevant documents issued by the government or the Ministry of Commerce.

Article 12: Dispute Resolution

In the event of any disputes arising during the performance of this contract, both parties shall make every effort to resolve them amicably through friendly consultations. If the dispute remains unresolved after 30 days, either party may initiate legal proceedings in the People’s Court located in the domicile of Party A.

Article 13: Others

(I) The term “losses” of Party A or any third party mentioned in this contract includes, but is not limited to, actual losses, investigation fees, legal fees, preservation fees, appraisal fees, evaluation fees, litigation fees, and any other costs incurred in enforcing their rights.

(II) “Party B’s incapability” under this contract refers to any of the following circumstances:

1. Three working days have passed from the date when the development results of a specific functional module should have been submitted, and Party B has not submitted the proposal or has not resolved the software issue within ten working days beyond Party A’s request.

2. Even after three rounds of modifications or improvements, Party B’s submission of development results for functional modules or the resolution of software issues still does not meet Party A’s requirements.

3. Other situations where Party A has substantial evidence to prove that Party B is unable to submit the software development results or resolve software issues as stipulated in the contract.

(III) Unless otherwise specified, “days” or “days” in this contract refer to natural days. Unless otherwise specified, “months” in this contract refer to calendar months, meaning from the starting date to the corresponding date in the following month (or the 30th day if there is no corresponding date). “Natural month” refers to the period from the 1st day of a month to the last day of the same calendar month.

(IV) All notices, documents, and information issued or provided by both Party A and Party B to each other for the performance of this contract shall be delivered to the addresses, fax numbers, and email addresses as specified in this contract. If either party relocates or changes its fax, email address, or telephone number, it must provide written notice to the other party. Delivery by hand shall be considered delivered at the time of handover. Delivery by fax shall be considered delivered at the time of transmission. Delivery by postal mail shall be considered delivered on the second day after being sent by EMS. Delivery by email shall be considered delivered when the sending party’s email system indicates successful delivery to the recipient’s server.

(V) The headings of all clauses in this contract are provided for convenience and shall not affect or limit the interpretation of the contract’s contents.

(VI) The following documents shall be considered integral parts of this contract and shall mutually supplement and interpret one another. In cases of conflicts among these documents, the order of precedence shall be as follows, with later documents taking precedence over earlier ones:

1. Supplementary contracts (agreements) or amendment documents signed by both Party A and Party B during the performance of this Contract;

2. This contract document itself;

Article 14: Entry into Force, Change, and Termination of the Contract

(I) This contract shall come into effect on the date when it is signed by the legal representatives or authorized representatives of both parties and affixed with the official seal or contract-specific seal. In case of inconsistency between the dates affixed by both parties, the later date shall prevail. This contract is made in duplicate, with Party A holding one copy and Party B holding one copy, both having equal legal validity.

(II) Once this contract is signed, neither party may unilaterally alter this contract without the consent of both parties.

(III) Matters not covered by this contract shall be subject to separate supplementary agreements signed by both parties after negotiation. Any amendments or supplementary agreements shall be in written form and shall have the same legal effect as this contract.

Party A (Seal): [seal]

Legal Representative or Authorized Representative: /s/

August 11, 2021

Party B (Seal): [seal]

Legal Representative or Authorized Representative: /s/

August 11, 2021

Annex I

Smart Restaurant APP (iOS&Android)
#	Module	Function List	Description
1	Home	APP Home Index	Index of restaurant APP
2	Menu	Menu items	Set menu options and sort
		Menu products	View goods by menu category
		Cart	Add the products ready for settlement to the cart
3	Order	Order Record	Records of all orders placed under the account
		Pre-order	An order waiting for settlement
4	Coupon	Discount	Discount goods or orders
		Preferential price	Set a preferential price for a particular product
5	Consumption points	Adding Record	Convert the order amount into points
		Consumption Record	Use points exchange to log
6	Points Mall	Products or Gifts	List of products or gifts that can be redeemed
		Redeem points	Use points to redeem products or gifts exchange
7	Member	Member center	Member personalized data panel

Smart Restaurant Management System(Web)
#	Module	Function List	Description
1	Menu	Menu Category	Manage APP menu categories(Create、Update、Delete)
		Menu associated products	Categorize food to make it easier for customers to find
		Products Management	Manage all foods that cound be sold (price、photoes etc.)
2	Order	Order List	Records of all orders placed
		Order Detail	Details of a single order
3	Coupon	Coupon Settings	Set coupon data and discount amount
		Coupon distribution	Distribute coupons to customers through the system
4	Consumption points	The points statistics	Analysis of all new and decreased records(Daily、Monthly)
		Points deduction record	Record all points consumed
5	Points Mall	Products of Mall	Management of all goods in the points mall
		Orders of points	Points redemption order records
6	Member	Member list	Information about all registered members
		Member detail	Details of a member
7	Accounts	System Accounts	The system account Settings(Create、Update、Delete)
8	System config	Printer setup	Set up the printer to print orders in real time
		System config	Set system parameters

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